Fitbit, Inc.
l50 Spear Street, Suite 200, San Francisco, CA 94105

March 15, 2013

PERSONAL AND CONFIDENTIAL

Andy Missan

Dear Andy:

FitBit, Inc. (the “Company’’) is pleased to offer you the full-time position of Vice President and General Counsel, reporting to James Park, Founder & CEO. We are excited about the prospect of you joining our team, and look forward to the addition of your professionalism and experience to help the Company achieve its goals.

Your salary will be paid at an initial rate of Two Hundred Twenty Thousand Dollars ($220,000) per annum along with an annual bonus of Twenty Five Thousand Dollars ($25,000). You will also be eligible to participate in any incentive bonus programs for key executives that are adopted by the Company following your start date. In the event any such executive bonus plan covering the key executives of the Company is implemented, the bonus eligibility will be the higher of $25,000 or the amount designated in the executive bonus plan. Any bonus amounts will be earned by completing mutually agreed upon goals that will be evaluated by the CEO on an annual basis and paid out based on the length of your service during the year. Your salary will be paid in accordance with the Company’s normal payroll practices as established or modified from time to time. Currently, .salaries are paid on a bi-monthly basis. In connection with your employment, you will be eligible to participate in benefits programs that have been adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure.

Subject to the approval of the Company’s Board of Directors, you will be granted the option to purchase two hundred thousand six hundred seventy eight (200,678) shares of the Company’s common stock (equivalent to 0.35% of outstanding shares on a fully-diluted basis, including issued and reserved options under the employee poo1, as of the date hereof). The option will be designated as an Incentive Stock Option to the maximum extent permitted by law. The option will be subject to the terms and conditions of the Company’s standard form of Stock Option Agreement (the “Option Agreement”) and the Company’s 2007 Stock Plan (the “Plan”), which will include, among other things, a vesting schedule. The vesting schedule for your options will commence as of the first date of your employment. You will vest in 25% of the option shares after l2 months of service, and the balance will vest in monthly installments over the next 36 months of service, as described in the applicable Option Agreement. Please consult the Option Agreement and the Plan for further information.

Notwithstanding the vesting provisions set forth in the Option Agreement; if there is a Change of Control (as defined in the Plan) and in connection with such Change of Control or within twelve (12) months following the closing of a Change in Control (i) you are “involuntarily separated” (as defined below) from the Company (or a successor to the Company pursuant to a Change in Control), or (ii) there is a Constructive Termination (as defined below) and you terminate your employment with the Company or its successor within six (6) months following such Constructive Termination, then one-half of any then remaining unvested shares under all stock options held by you on the date of such termination shall immediately vest and become exercisable.

As used herein, “Constructive Termination’’ means the occurrence of any of the following events: (i) any material diminution or material adverse change in your duties or responsibilities (other than in connection with your unavailability by reason of disability), (ii) a reduction of more than 10% in any one year period by the Company in your base salary (other than on account of a reduction applicable to all executive employees) or (iii) the relocation of your principal work location more than fifty (50) miles from San Mateo, California, except for required travel substantially consistent with your business obligations. For the avoidance of doubt, a mere change in title without a material adverse change in duties or responsibilities shall not constitute grounds for an “Constructive Termination”. You shall be deemed to have been “involuntarily separated” if your employment is terminated by the Company (or a successor) for a reason other than “Cause” (as defined in the Plan), death or permanent disability.

The Company requires you to verify that the performance of your position at the Company does not and will not breach any agreement entered into by you prior to employment with the Company (i.e., you have not entered into any agreements with previous employers that are in conflict with your obligations to the Company). Please provide us with a copy of any such agreements. You will also be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment with the Company. A copy of this agreement will be made available to you.

Moreover, you will be required to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

Your employment with the Company will be “at will,” meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

We are very interested in having you join the Company. If you agree to the offer terms above, please sign below. If you have any questions regarding this offer, please contact Meena Srinivasan, VP Finance & HR at .

Sincerely,

/s/ James Park

Name: James Park
Title: Co-founder & CEO

I have read and accept the terms and conditions of this offer.

Signed:        /s/ Andy Missan
Date:         March 23, 2013